EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”) is made and entered into this 21st day of December, 2006, by and between WILLBROS USA, INC. (“Employer”) and MICHAEL F. CURRAN (“Employee”).

WITNESSETH:

WHEREAS, Employee is employed by Employer pursuant to that certain Employment Agreement dated December 31, 2004 (the “Employment Agreement”); and

WHEREAS, Employee will retire from his employment with Employer effective December 29, 2006 (“Retirement Date”); and

WHEREAS, Employer and Employee wish to achieve a final and amicable resolution of all issues related to their employment relationship;

NOW, THEREFORE, for and in consideration of the mutual covenants and promises set forth below, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Employee’s Retirement. Employee and Employer confirm and agree that Employee will retire from employment with Employer as of the Retirement Date, that the employment relationship which existed between Employee and Employer and/or any of Employer’s affiliated companies will cease as of the Retirement Date, and that the Employment Agreement will terminate on the Retirement Date. However, nothing contained herein shall prevent or interfere with the ability of the parties to enter into future agreements for Employee to provide consulting services and advice to Employer or Employer’s affiliates on an independent contractor basis (“Subsequent Agreement”). In addition, it is anticipated that Employee will continue to serve as a non-employee Class III member of the Board of Directors of Willbros Group, Inc. (“WGI”), Employer’s parent company, after the Retirement Date and that Employee will also serve as Chairman of such Board. Employer acknowledges that Employee will be entitled to receive compensation as a non-employee member of the Board of Directors of WGI and Employee hereby declines his Initial Award under the Willbros Group, Inc. 2006 Director Restricted Stock Plan. Except as provided in any Subsequent Agreement or in policies which apply generally to non-employee members of the WGI Board (“Board Policies”), all of Employer’s obligations to Employee on or after the Retirement Date are set forth herein. Accordingly, except as otherwise provided herein, in a Subsequent Agreement or in Board Policies, Employer shall have no further obligations whatsoever to Employee after the Retirement Date. Employer shall cause its personnel records to reflect that Employee retired from employment with Employer effective on the Retirement Date.

2.	Prior Agreements Superseded. Except as otherwise specifically provided herein, this Agreement supersedes and replaces all other prior agreements, written or oral, including the Employment Agreement, relating to Employee’s employment with Employer and/or any of Employer’s affiliated companies. Employee acknowledges that as of the Retirement Date he will no longer be a participant in the Willbros Group, Inc. Severance Plan.

3.	2006 Salary and Bonus; Accrued, Unpaid Vacation. Employee will receive the balance of his current, regular salary for 2006 (as if he had been employed until December 31, 2006) on the Retirement Date, less applicable withholding taxes. In addition, on the Retirement Date, Employee will vest in a bonus for the calendar year 2006 in the amount of Nine Hundred Twenty-Five Thousand U.S. Dollars (U.S. $925,000). Under the Employment Agreement to avoid adverse income tax consequences to the Employer and the Employee under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the amount of the total compensation payable to Employee for 2006 that exceeds One Million U.S. Dollars (U.S. $1,000,000) was payable on July 1, 2008. Accordingly, Three Hundred Thousand U.S. Dollars (U.S. $300,000) of Employee’s bonus for 2006 shall be paid on the Retirement Date and Six Hundred Twenty-Five Thousand U.S. Dollars (U.S. $625,000) shall be paid on July 1, 2008, in each case less applicable withholding taxes. The Six Hundred Twenty-Five Thousand U. S. Dollars (U.S. $625,000) not to be paid until July 1, 2008, shall be increased by that amount which would be earned on such deferred amount if it were invested on December 30, 2006, until June 30, 2008, in an interest bearing obligation that earned interest at the London InterBank Offered Rate (“LIBOR”) plus three percent (3%). Employer shall be entitled to withhold from any payments or deliveries made to Employee pursuant to this Agreement on or as of July 1, 2008, including any payments and deliveries under Sections 3, 4 and 8, all amounts that Employer is obligated to withhold under any tax laws.

On the Retirement Date Employer shall pay to Employee Ninety-Six Thousand Nine Hundred Fifty U.S. Dollars (U.S. $96,950), less applicable withholding taxes, in full satisfaction of Employee’s accrued, but unused vacation pay rights.

4.	2005 Bonus. Under the Employment Agreement and in consideration of Section 409A the payment of Three Hundred Thirty-Seven Thousand Five Hundred U.S. Dollars (U.S. $337,500) of the bonus awarded to Employee for 2005 was deferred until July 1, 2008, and such amount is to be increased by that amount which would be earned on such deferred amount if it were invested on the date it was awarded, until June 30, 2008, in an interest bearing obligation that earned interest at the London InterBank Offered Rate (“LIBOR”) plus three percent (3%). The Employer acknowledges its liability for the payment of such amount to Employee on July 1, 2008 and nothing in this Agreement shall affect any rights of Employee to receive such payment.

5.

Medical Insurance Continuation. Employer’s Group Medical Plan allows Employer to include under such plan coverage for consultants to the Employer and their dependents. As provided below, Employee will enter into a consulting agreement with Employer and provide consulting services to Employer for two years. Employer will take those steps necessary to include coverage for Employee and his eligible dependents under Employer’s Group Medical Plan for 2007 and 2008 on the same terms as Employee would be entitled were he an employee of the Employer for 2007 and 2008. Employer acknowledges that following 2008 Employee will be entitled to continue participation for a limited period of time in Employer’s Group Medical Plan under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Detailed information concerning the costs and procedures applicable to such insurance coverage will be provided separately by Employer.

6.	Life Insurance Conversion. Employee has the right to convert Employee’s life insurance coverage under Employer’s Group Life Plan and dependent life insurance coverage obtained by the Employee under Employer’s Dependent Life Plan to individual life insurance policies. Conversion forms and premium rates applicable to such conversion programs will be provided separately by the relevant insurer.

7.	Vesting of Restricted Stock. Employee has been granted 25,000 shares of restricted stock under the Willbros Group, Inc. 1996 Stock Plan, as amended (the “1996 Stock Plan”). Employee has vested in 12,500 of such shares and the ownership of 12,500 of such shares has not yet vested in Employee pursuant to the terms of the Restricted Stock Award Agreements evidencing such grant. Employer agrees that all of such shares of restricted stock granted to Employee shall vest in full as of the Retirement Date. Employee acknowledges that withholding taxes will be due on the value of such shares when vested on the Retirement Date. The Compensation Committee of the Board of Directors of WGI has approved allowing Employee to satisfy the withholding requirement, in whole or in part, by having Employer withhold shares of restricted stock having a Fair Market Value (as defined in the 1996 Stock Plan) on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction.

8.	Vesting of Restricted Stock Rights. Under the 1996 Stock Plan and pursuant to the Employment Agreement, Employee has been granted restricted stock rights entitling him to receive up to 225,000 shares of common stock of WGI when and if he vests in such restricted stock rights, with all such shares to which be becomes entitled deliverable on July 1, 2008. He has vested in 41,666 of such restricted stock rights and has not yet vested in 183,334 of such restricted stock rights pursuant to the terms of the Restricted Stock Rights Award Agreements evidencing such grants. Employer agrees that all of such restricted stock rights granted to Employee shall vest in full as of the Retirement Date. Employee acknowledges that income taxes will be due on the income represented by the value of the shares of WGI common stock deliverable in respect of such restricted stock rights when such shares are delivered on July 1, 2008. In the event under any circumstances the satisfaction of Employee’s rights under this Section are accelerated for any reason, then, in addition to the rights of Employee under Section 12 below, Employer shall be liable to Employee for any such amount by which Employee’s liability for taxes of all kinds are increased as a result of such acceleration.

9.	Stock Options. Employee is vested in certain incentive stock options (66,000 shares) and certain non-qualified stock options (134,000 shares) provided by WGI pursuant to the 1996 Stock Plan. Nothing in this Agreement shall affect any rights or obligations of Employee or WGI under the Incentive Stock Option Agreements or the Non-Qualified Stock Option Agreements entered into between Employee and WGI pursuant to the 1996 Stock Plan. Employee acknowledges that any of Employee’s incentive stock options awarded under the 1996 Stock Plan which are exercised more than three (3) months after the Retirement Date will be treated as non-qualified stock options for U.S. federal income tax purposes.

10.	Lump Sum Payment. On the Retirement Date Employer shall pay to Employee a lump sum amount of One Million Five Hundred Seventy-Five Thousand U.S. Dollars (U.S. $1,575,000), less applicable payroll tax withholding for any obligations that accrue under this Agreement as of the Retirement Date including any withholding tax liability as a result of the vesting of any rights hereunder, in consideration of the release specified below and the acknowledgements, waivers, representations and undertakings specified herein. All or part of the sums paid hereunder is consideration to which Employee is not otherwise entitled under any Employer plan, program or prior agreement.

11.	Employer Investment Plan. Employee is fully vested in the Willbros Employees 401(k) Investment Plan (“Investment Plan”). Employee has the option of receiving a lump-sum distribution of Employee’s total account balance in the Investment Plan, transferring such account balance to another tax-qualified plan or to an Individual Retirement Account or leaving such account balance in the Investment Plan. Election forms and detailed information concerning Employee’s options with respect to Employee’s account balance in the Investment Plan will be provided separately by Employer.

12.	Director and Officer Matters; Indemnification; Continued Cooperation; Gross-up Payment. Employee hereby resigns, effective December 29, 2006, from all employee, officer, director and committee member positions which Employee holds with Employer or any affiliate of Employer effective as of the Retirement Date, except that Employee does not resign from Employee’s position as Chairman of the WGI Board of Directors or as a Class III member of the WGI Board of Directors. Nothing in this Agreement shall affect any of Employee’s rights or obligations with respect to indemnification or director and officer liability insurance coverage to which Employee is entitled or subject in his capacity as a former director and officer of Employer, a former officer of WGI, a continuing Class III non-employee director of WGI or a former officer or director of certain WGI affiliates.

Employee agrees to assist Employer, its affiliates and their respective attorneys in any litigation, claim, dispute, or governmental investigation brought by or against Employer or its affiliates as to which Employee may have knowledge of the facts and circumstances. Employee agrees to immediately notify Employer upon receipt of any subpoena or deposition notice compelling his testimony related to matters arising out of his employment with Employer. Subject to Section 13, Employer shall reimburse Employee for all reasonable expenses incurred in complying with this provision.

If any of the payments or benefits which Employee has the right to receive from Employer pursuant to this Agreement (the “Payments”) are later determined to be subject to the tax imposed by Section 409A, or any interest or penalties with respect to such tax (such tax, together with any such interest or penalties, are hereinafter collectively referred to as the “409A Tax”), Employer shall pay to Employee an additional payment (a “Gross-up Payment”) in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any income tax imposed on any Gross-up Payment, Employee retains an amount of the Gross-up Payment equal to the 409A Tax imposed upon the Payments. The Compensation Committee of the Board of Directors of WGI shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Employee shall notify Employer immediately in writing of any claim by the Internal Revenue Service which, if successful, would require Employer to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Compensation Committee of the Board of Directors of WGI) within five days of the receipt of such claim. Employer shall notify Employee in writing at least five days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Employer decides to contest such claim, then Employee shall cooperate fully with Employer in such action; provided, however, Employer shall bear and pay all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Employee harmless, on an after-tax basis, for any 409A Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Employer’s action. If, as a result of Employer’s action with respect to a claim, Employee receives a refund of any amount paid by Employer with respect to such claim, then Employee shall promptly pay such refund to Employer. If Employer fails to timely notify Employee whether it will contest such claim or Employer determines not to contest such claim, then Employer shall immediately pay to Employee the portion of such claim, if any, which it has not previously paid to Employee.

13.	Legal Defense Counsel and Related Defense Costs. Subject to the conditions set forth herein, Employer hereby confirms that it will continue to make available to Employee and bear the cost of legal counsel to assist Employee with Employee’s preparation for, and appearance, at any interviews or testimony requested by the U.S. Securities and Exchange Commission (“SEC”) and/or the U.S. Department of Justice (“DOJ”) in connection with the investigation of Employer and its affiliates currently being conducted by those agencies (the “Investigation”). Employer is providing such legal counsel at its own expense because (i) Employee was a former officer and employee of Employer and certain of its affiliates during the period under Investigation, (ii) it appears at the Retirement Date that the SEC and DOJ may still be interested in interviewing Employee or obtaining Employee’s testimony in connection with the Investigation, and (iii) at the Retirement Date it appears to Employer that Employee’s knowledge and actions under review by the SEC and the DOJ do not indicate that Employee engaged in self enrichment or otherwise acted improperly.

This undertaking by Employer as described in this Section 13 is subject to change if it is later determined that Employee engaged in actions which (i) were improper in the view of the SEC and/or the DOJ, or (ii) could have reasonably been expected by Employee to have been contrary to the best interests of Employer. Accordingly, this undertaking is not an irrevocable undertaking by Employer to indemnify Employee in the future for all legal costs or fines or penalties that Employee may incur in connection with the Investigation or legal proceedings related thereto. In general, those future determinations, if any, will be made on the basis of the terms of this undertaking, applicable law and the relevant facts and circumstances established during the Investigation which relate to the matters for which Employee is then seeking indemnity.

For the reasons stated above, this undertaking shall not be deemed to be a waiver of any such rights or defenses in connection with such future indemnification determinations by Employer in respect of Employee’s particular status in the Investigation. If Employer or its legal counsel at any time makes a determination denying Employee future indemnification, Employer will immediately notify Employee in writing specifying in reasonable detail the reasons supporting such a determination.

This undertaking by Employer to make legal counsel available to Employee and to defray, at the Retirement Date, the costs and expenses incurred by Employee in connection with the Investigation has arisen, in part, due to Employee’s many years of good and loyal service to Employer. Accordingly, these amounts constitute expenses for a business purpose and are not personal expenses. Payment of these amounts is not intended to be, and Employer expressly stipulates that they are not, a “personal loan” under Section 402 of the Sarbanes-Oxley Act.

14.	Consulting Agreement. Employer and Employee shall enter into the Consulting Agreement attached hereto as Exhibit A, effective as of January 1, 2007.

15.	Other Benefits. Except as specifically set forth herein, all employment benefits previously made available to Employee by Employer or any of its affiliates shall cease to be available to Employee as of the Retirement Date.

16.	Release.

(a) Except for the obligations of Employer specifically set forth in this Agreement or referenced in this Agreement as continuing obligations, Employee fully and forever relieves, releases, and discharges Employer, WGI and all of their respective representatives, officers, directors, shareholders, predecessors, successors, parents, subsidiaries, operating units, affiliates, divisions, employees and attorneys from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from Employee’s employment with and termination from Employer, including but not limited to any and all claims pursuant to Title VII of the Civil Rights Act of

1964, 42 U.S.C. § 2000e, et seq., as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866, 42 U.S.C. §1981, 1983 and 1985, which prohibits violations of civil rights; the Equal Pay Act of 1963, 29 U.S.C. §206(d)(1), which prohibits unequal pay based upon gender; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., which prohibits age discrimination in employment; the Employment Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et seq., which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101, et seq., which prohibits discrimination against the disabled; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq., which provides medical and family leave; the Fair Labor Standards Act, 29 U.S.C. § 201, et seq., including the Wage and Hour Laws relating to payment of wages; and all other federal, state or local laws or regulations prohibiting employment discrimination. This release also includes, but is not limited to, a release by Employee of any claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, that Employer has dealt with Employee unfairly or in bad faith, and all other common law contract and tort claims. Employee is not waiving any rights or claims that may arise after the Retirement Date.

(b) Except for the obligations of Employee specifically set forth in this Agreement or referenced in this Agreement as continuing obligations, Employer, on behalf of itself and its affiliates, fully and forever relieves, releases, and discharges Employee, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from Employee’s employment with and termination from Employer. Employer is not waiving any rights or claims that may arise after the Retirement Date.

17.	Confidentiality. The following confidentiality obligations are in addition to those which will apply to Employee in Employee’s continuing capacity as Chairman of the WGI Board of Directors and a Class III member of the WGI Board of Directors after the Retirement Date. To the extent such other obligations are of longer duration or more strict than the obligations set forth below, such other obligations shall supercede the obligations set forth below. For a period of two (2) years after the Retirement Date, Employee shall not, except as otherwise required by law, furnish, disclose or make accessible to any person, entity or government authority, any knowledge, trade secrets, customer information, supplier information, plans, opportunities, procedures, data, techniques or other information relating to the businesses or finances of Employer or any of its affiliates. In the case of any court-ordered or government compelled disclosure, Employee will provide Employer with immediate written notice of the order or subpoena. The prohibitions set forth in the preceding sentence shall not apply, however, to information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). In addition, Employee shall continue to comply fully with the use and disclosure restrictions set forth in all third party confidentiality agreements entered into by the Employer or its affiliates on or prior to the Retirement Date to the extent such third party agreements are known to Employee.

18.	Remedies. The parties recognize that, because of the nature of the subject matter of Section 17 above, it would be impracticable and extremely difficult to determine the actual damages suffered by Employer in the event of a material breach of Employee’s obligations thereunder. Accordingly, if Employee commits a material breach, or threatens to commit a material breach, of any of the provisions of Section 17, Employer or any of its successors or assigns shall give Employee written notice of such violation and, if Employee has not cured such violation or otherwise ceased to act in violation of Section 17 within ten (10) days after the giving of such notice, Employer or any of its successors or assigns shall have the following rights and remedies:

(a)	to have the provisions of Section 17 specifically enforced by any court having equity jurisdiction, without the posting of bond or other security, it being acknowledged and agreed by Employee that any such breach or threatened breach will cause irreparable injury to Employer and that an injunction may be issued against Employee to stop or prevent any such breach or threatened breach; and

(b)	to recover such actual damages as Employer or its affiliates may incur as a result of such breach or threatened breach.

The curing of a violation of the requirements of Section 17 shall not preclude Employer from seeking the recovery of its actual damages resulting from such violation.

19.	Knowledge of Contents. Both parties acknowledge that they have carefully read this Agreement and that the contents hereof are known and understood by them. This Agreement is signed freely by each party hereto.

20.	Review and Revocation Period. Employee has been extended a period of twenty-one (21) days within which to consider this Agreement. For a period of seven (7) days following Employee’s execution of the Agreement, Employee may revoke this Agreement by notifying Employer, in writing, of his desire to do so. From and after the date which is seven (7) days after Employee’s execution of this Agreement (the “Effective Date”), this Agreement shall be binding and enforceable.

21.	Obligation to Return Funds. In the event Employee exercises his right to revocation set forth in Section 20 above, Employee shall immediately return to Employer all amounts, if any, paid to Employee as consideration under this Agreement. The duty to return funds under this Agreement shall survive the revocation of the Agreement and shall constitute a separately enforceable obligation between Employee and Employer.

22.	No Admission of Liability. This Agreement and compliance with this Agreement shall not be construed as an admission by Employer or Employee of any liability whatsoever, or as an admission by Employer of any violation of the rights of Employee or any other person, or any violation of any order, law, statute, duty or contract.

23.	Severability. In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.

24.	Governing Law. This Agreement will be interpreted and enforced in accordance with the laws of the State of Texas.

25.	Entirety and Integration. Upon the execution hereof by all of the parties hereto, this Agreement shall constitute a single, integrated contract expressing the entire agreement of the parties relative to the subject matter hereof and, except as otherwise specifically noted herein, supersedes all prior negotiations, understandings and/or agreements, if any, of the parties. No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any party hereto, except as specifically set forth in this Agreement.

26.	Facsimile Signatures; Counterparts. This Agreement may be executed by facsimile and in multiple counterparts each of which shall be deemed an original and all of which taken together shall be but a single instrument.

27.	Authorization. Each person signing this Agreement as a party or on behalf of a party represents that he or she is duly authorized to sign this Agreement on such party’s behalf, and is executing this Agreement voluntarily, knowingly, and without any duress or coercion.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first mentioned above.

EMPLOYEE	EMPLOYER

WILLBROS USA, INC.

/s/ Michael F. Curran	By:	/s/ Dennis G. Berryhill
Michael F. Curran		Dennis G. Berryhill
Vice President and Secretary

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